CONSULTING AGREEMENT


Agreement dated as of April 1, 2009 between Scientific Industries Inc., a Delaware Corporation, (the "Company") and Grace S. Morin who resides at 105 Cambridge Court, Harwick, PA 15049 ("Morin").

WHEREAS, Morin who is a Director of the Company, which owns all the outstanding shares of capital stock of Altamira Instruments, Inc., a Delaware Corporation ("Altamira") had been prior to December 1, 2006 an officer and subsequent thereto until March 31, 2009 an employee of Altamira with principal duties being in the administration of the operations of Altamira.

WHEREAS, the Company desires that commencing with the date hereof, Morin be available to provide consulting services as to the operations of the Company and of Altamira, principally with respect to the administration and record keeping of Altamira, and Morin desires to make herself available to provide such services on a timely basis at the reasonable request of the Company.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	Morin agrees at the reasonable request of the Chief Executive
Officer of the Company or such other officer of the Company designated by the Board of Directors of the Company, to advise and consult with such officer or an employee of the Company designated by such officer as to the operations of the Company and of Altamira, including, but not limited to administration, accounting and bookkeeping, as to Altamira.

2.	In no event shall Morin be required to perform any consulting services as to which she reasonably and timely objects based on location, period or nature of the services requested.

3.	Subject to the approval of the Chief Executive Officer of the
Company, Morin is authorized to incur on behalf of the Company reasonable and necessary expenses in connection with the performance of her services on behalf of the Company or Altamira hereunder, it being understood that she is not entitled to receive any health, pension or other benefits provided or made available to employees of the Company or of Altamira.

4.	For such services, the Company shall pay or cause Altamira to pay
Morin a fee at the rate of eighty-five dollars ($85.00) per hour.
Morin shall submit to the Chief Executive Officer of the Company a written report by the third business day following the end of each calendar month during the Term as to the number of hours she provided consulting services and a brief description of the services or matters for which she rendered consulting services, and the description of the out-of-pocket expenses incurred pursuant to Paragraph 3 hereof. The Company shall pay or cause Altamira to pay Morin within fifteen days following delivery of the request, the fees and expenses set forth therein which were incurred for the services provided pursuant to this Agreement.


5.	None of the consulting services to be performed pursuant to
this Agreement shall include the services or time she provides as or in connection with her duties as a Director of the Company or a Director of Altamira.

6.	The services being provided hereunder shall be provided by
Morin in her capacity as an independent contractor.

7.	The "Term" of this Agreement shall be the two year period
ending March 31, 2011, unless terminated earlier by written notice by the Company or Morin delivered to the other at least 60 days prior to the termination date set forth in the written notice.

8.	Consultant agrees to execute and deliver to the Company the
Confidentiality Information Agreement and Non-Competition Agreements, in the form of Exhibits A and B hereto which agreements shall survive the expiration or termination of the Agreement for whatever reason.


/s/Grace S. Morin
_______________________
Grace S. Morin



SCIENTIFIC INDUSTRIES, INC.

/s/ Helena R. Santos
________________________
Helena R. Santos,
Chief Executive Officer


______________________________________________________________________




                                                  Exhibit A

Confidential Information Agreement


April 1, 2009


Ms. Grace S. Morin
105 Cambridge Court
Harwick, Pennsylvania 15049

Dear Grace:

This letter, when executed by the parties hereto, will constitute an agreement between Scientific Industries, Inc., a Delaware corporation (the "Company") with principal offices in Bohemia, New York which owns the outstanding capital stock of Altamira Instruments, Inc., a Delaware Corporation ("Altamira") and Grace S.
 Morin ("Consultant") with respect to certain aspects of their continuing consulting relationship under the terms and conditions set forth below.

1.	The Company has engaged Consultant to perform principally on behalf of Altamira, consulting services and Consultant desires to perform such services, as set forth in a separate agreement (the "Consulting Agreement"), during the period set forth in the Consulting Agreement (the "Term of Engagement"). As an inducement to the Company to engage Consultant as aforesaid, the parties hereto set forth the following additional terms and conditions.

2.	(a)	During and after the Term of Engagement, Consultant
will not, directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of Consultant or for the benefit of anyone other than the Company or Altamira, any Confidential Information (as defined below). Consultant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any herefore is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Consultant shall provide the Company or Altamira, as the case may be, with prompt notice of such requirement, prior to making any disclosure, so that the Company or Altamira may seek an appropriate protective order.

(b)	At the request of the Company, Consultant agrees to deliver
to the Company or Altamira, as the case maybe, at any time during the Term of Engagement, or thereafter if secured later, all Confidential Information which Consultant may possess or control. Consultant agrees that all Confidential Information of the Company or Altamira (whether now or hereafter existing) conceived, discovered or made by Consultant during the Term of Engagement exclusively belongs to the Company or Altamira, as the case may be (and not to Consultant). Consultant will promptly disclose such Confidential Information to the Company or Altamira, as the case may be, and perform all actions reasonably requested by the Company or Altamira to establish and confirm such exclusive ownership. "Confidential Information" means any confidential information including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, accounting records and other financial information, customer pricing and or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company or its subsidiaries, including Altamira (collectively, the "Company Group"), or which hereinafter may be sold, developed or contemplated, by a member of the Company Group through the date of termination of the Term of Engagement, including, but not limited to, catalytic research instruments, mixers, including vortex mixers, rotating, shaking or oscillating apparatus; thermoelectric apparatus; or any industrial or laboratory processes, apparatus or equipment relating thereto (the "Products") or other proprietary or intellectual property of the Company Group members whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by Consultant not permissible hereunder.

3.	Consultant agrees to indemnify and save the Company and
Altamira, their respective directors, officers, stockholders, agents, representatives, employees and consultants (and such persons' respective affiliates) harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by such persons by reason of the transactions contemplated by the Consulting Agreement or this Agreement or the breach of any representation, warranty, covenant or agreement contained or refined to therein or herein (including, without limitation, reasonable attorneys' fees and expenses), except in the case of such persons own willful default or gross negligence.

4.	The covenants, agreements, representations, and warranties
contained in or made pursuant to this Agreement shall survive termination of Consultant's engagement, irrespective of any investigation made by or on behalf of any party. If any restriction contained in this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

5.	This Agreement shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof. Any action, suit or proceeding arising out of, or in connection with, this Agreement shall be adjudicated in a court of competent jurisdiction located in Nassau or Suffolk County, State of New York. The parties hereto unconditionally waive any right to a trial by jury and any objection which either of them may now or hereafter have to the establishment of venue as aforementioned or that any action, suit or proceeding has been brought in an inconvenient forum.

If Consultant is in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Dated:	April 1, 2009


Very truly yours,


Scientific Industries, Inc.


By: /s/ Helena R. Santos
_________________________
Helena R. Santos, President



AGREED:


By:  /s/ Grace S. Morin
______________________
Grace S. Morin


_________________________________________________________________






                                             Exhibit B
Non Competition Agreement
April 1, 2009



Ms. Grace S. Morin
105 Cambridge Court
Harwick, Pennsylvania 15049

Dear Grace:

This letter, when executed by the parties hereto, will constitute an agreement between Grace S. Morin ("Consultant") and Scientific Industries, Inc., a Delaware corporation ("(the "Company"), on behalf of itself and its subsidiaries including Altamira Instruments, Inc., a Delaware corporation ("Altamira", the Company, Altamira and the subsidiaries of the Company collectively, the "Company Group") with respect to certain aspects of her continuing relationship with members of the Company Group, under the terms and conditions set forth below.

1.	The Company has engaged Consultant to perform services for the
Company, principally on behalf of Altamira, and Consultant desires to perform such services, on the terms and conditions which are the subject of a Consulting Agreement for a period of time (the "Term of Engagement") as more fully set forth in such Consulting Agreement. In addition to the compensation to which Consultant is already entitled, as a further inducement to the Company to engage Consultant as aforesaid, the parties hereto set forth the following additional terms and conditions.

2.	Consultant acknowledges that services to be provided by
Consultant resulting from her knowledge of the business and her prior relationship with the Company, and the customers and competitors of the Company Group members, principally Altamira are unique and that obtaining or use of same by a competitive business or business similar to that of the Company or Altamira would cause irreparable injury to the Company or Altamira, as the case may be. Consultant covenants and agrees that:

(a)	From the date hereof through the date of termination of the Term of Engagement, Consultant will not, without the express written approval of the Board of Directors or the Chief Executive Officer of the Company, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, or be associated with in any way, any business which competes directly or indirectly with the business or proposed business of a member of the Company Group (a "Competitive Business"); provided, however, that Consultant may, directly or indirectly, with her husband own, invest or acquire an interest in the aggregate of up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly.

(b)	Additionally, from the date hereof through the date which is 18 months after the date of termination of the Term of Engagement (the "Restricted Period"), Consultant will not, without the express written approval of the Board of Directors or the Chief Executive Officer of the Company, directly or indirectly, become associated with a Competitive Business, or otherwise engage in or assist in any enterprise, which develops, markets, sells, manufactures or designs products currently being sold, developed or contemplated, by a member of the Company Group, or which hereinafter may be sold, developed or contemplated, by the member, as of the date of termination of the Term of Engagement, including, but not limited to, catalytic research instruments; mixers, including vortex mixers, rotating, shaking or oscillating apparatus; thermoelectric apparatus; or any industrial or laboratory processes, apparatus or equipment relating thereto (the "Products"). Consultant may, during the Restricted Period, become associated with a Competitive Business to the extent association of the Consultant is not related in any way to the development, manufacture, design, marketing or sale of the Products or products which are intended to compete with the Products.

(c)	During the Restricted Period, Consultant will not without the express prior written approval of the Board of Directors or Chief Executive Officer of the Company (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, consultant, agent, representative or any other person which has a business relationship with a Company Group member to discontinue, reduce or modify such employment, agency or business relationship with the member, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within one (1) year prior to the date the Competitive Business employs or seeks to employ such person) engaged or retained by the member.

(d)	Since a breach of the provisions of this paragraph 2 could
not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an appropriate order from a court of competent jurisdiction restraining such breach or a threatened breach, and in any such case no bond or other security shall be required to be posted in connection therewith, and Consultant hereby consents, to the issuance of such order. Consultant agrees that the provisions of this paragraph 2 are necessary and reasonable to protect the Company in the conduct of the business of the Company Group member. If any restriction contained in this paragraph 2 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

3.	Consultant agrees that from the date of this Agreement and
continuing indefinitely thereafter, Consultant shall not say or do anything which could disparage, undermine or be reasonably interpreted to denigrate the capabilities, performance, integrity or reputation of a Company Group member or any of its directors, officers, stockholders, agents, employees, representatives or consultants.

4.	Consultant agrees to indemnify and save the Company and its
directors, officers, stockholders, agents, representatives, employees and consultants (and such persons' respective affiliates) harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by such persons by reason of the breach of any representation, warranty, covenant or agreement contained herein (including, without limitation, reasonable attorneys' fees and expenses), except in the case of such persons own willful default or gross negligence.

5.	The covenants, agreements, representations, and warranties
contained in or made pursuant to this Agreement shall survive the termination of the Term of Engagement, irrespective of any investigation made by or on behalf of any party.

6.	This Agreement shall be deemed to have been made in the
State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof. Any action, suit or proceeding arising out of, or in connection with, this Agreement shall be adjudicated in a court of competent jurisdiction located in Nassau or Suffolk County, State of New York. The parties hereto unconditionally waive any right to a trial by jury and any objection which either of them may now or hereafter have to the establishment of venue as aforementioned or that any action, suit or proceeding has been brought in an inconvenient forum. If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Date:  April 1, 2009

Very truly yours,


Scientific Industries, Inc.

By: /s/ Helena R. Santos
_________________________
Helena R. Santos, President



ACCEPTED AND AGREED TO:

s/s/ Grace S. Morin
_____________________________
Grace S. Morin